Exhibit 99

SUBSCRIPTION AGREEMENT

ARMA SERVICES, INC.

The undersigned (the "Purchaser") hereby irrevocably subscribes for and agrees to purchase the number of shares of common stock in the capital of Arma Services, Inc. (the "Company"), a Nevada company, disclosed on page 4 of this Agreement at a price of US$0.001 per share for the aggregate price disclosed on page 4 of this Agreement (U.S. dollars) (the "Funds"). Together with this Subscription Agreement, the Purchaser is delivering to the Company the full amount of the purchase price for the Shares in respect of which it is subscribing.

1. Terms. The Company is offering 4,000,000 shares of common stock (the "Offering"). Funds from this Offering will be placed in a separate, non-interest bearing bank account. This account is not an escrow, trust or similar account. There is no minimum amount of subscription required per investor, and subscription, once received, is irrevocable. Any Funds received by the Company will be immediately available for the Company use.

2. Purchaser's Representation and Warranties. In order to induce the Company to accept this subscription, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

A. The Purchaser is a non-resident of the United States of America;

B. The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement is a legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

C. The Purchaser agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Act;

3. Company Representations. The Company represents and warrants to the Purchaser that:

A. The Company is duly incorporated under the laws of the State of Nevada and is in good standing in accordance with all applicable federal and state laws;

B. The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provisions of (i) the Company's Articles of Incorporation or By-laws, (ii) any indenture, mortgage, deed of trust, agreement or any instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable statute or regulation, or (iv) any judgment, decree or order of any court or government body having jurisdiction over the Company or any of its property;

Arma Services Inc. Subscription Agreement

C. The execution, delivery and performance of this Agreement and the consummation of the issuance of the Shares and the transactions contemplated by this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate and stockholder action on behalf of the Company;

D. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, which might result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the Company, or which might materially and adversely affect the properties or assets thereof;

E. The Company is not in default in the performance or observance of any material obligation agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property may be bound; and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of a lien or charge on any assets or properties of the Company under any material deed of trust or other material agreement or instrument to which the Company is party or by which it is bound or any statute or the Articles of Incorporation or By-laws of the Company, or any decree, judgment, order, ruling or regulation of any court or government agency or body having jurisdiction over the Company or its properties;

F. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Purchaser that (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on the earnings, business affairs, business prospects, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

4. Non-Binding Until Accepted. The Purchaser understands that this subscription is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company's execution of this Agreement where indicated. The funds advanced by the Purchaser can be used by the Company immediately upon acceptance of the subscription.

5. Non-Assignability. Neither this Agreement nor any of the rights of the Purchaser hereunder may be transferred or assigned by the Purchaser.

6. Modification/Entire Agreement.

This Agreement:

Arma Services Inc. Subscription Agreement

a)	May only be modified by a written instruction executed by the Purchaser and the Company;

b)	Sets forth the entire agreement of the Purchaser and the Company with respect to the subject matter hereof; and

c)	Shall enure to the heirs, legal representatives, successors and permitted assigns.

7. Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Nevada.

8. Notices. All Notices or other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including courier service) or mailed by certified or registered mail, return receipt requested, postage prepaid.

IN WITNESS WHEREOF the Purchaser has executed this Securities Subscription Agreement on the date set forth below.

***Signature Page Follows***

 Arma Services Inc. Subscription Agreement

The Subscriber hereby offers to subscribe for 4.000.000 Shares of Arma Services, Inc., on the terms and conditions of this Agreement and agrees to pay the Funds and delivers herewith a certified check, money order or bank wire transfer in the sum of $ 4.000 (U.S.) made payable to the Company.

DATED: 10.28.2014

(sign below if subscriber is an individual)

SIGNED, SEALED AND DELIVERED

by the Subscriber in the presence of:

Sergey Gandin	/s/ Ruslan Mishin
Witness`	Signature of the Subscriber

/s/ Sergey Gandin	Ruslan Mishin
Printed Name of Subscriber

Vilkina St . 15 - 5
Street Address

Vakhrushevo
City, State, Postal Code

Ukraine
Country

(sign below if subscriber is a corporation)

EXECUTED by:

Name of Corporation	Authorized Signatory

Witness	Title

Witness

ACCEPTANCE BY THE COMPANY

This Agreement is accepted by the Company as of the 28 day of October, 2014.

ARMA SERVICES, INC.

By:	/s/ Sergey Gandin

Arma Services Inc. Subscription Agreement

/s/ Sergey Gandin
Authorized Signatory

 Arma Services Inc. Subscription Agreement

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